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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni, Cathy DiTuri Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES INC. REVISES JUNE QUARTER AND
FULL-YEAR 2002 GUIDANCE

        CHICAGO, July 2, 2002—Midway Games Inc. (NYSE:MWY), announced today revised revenue and earnings guidance for its second quarter and full-year 2002 results.

Q2 GUIDANCE

        Midway Games expects revenues for the quarter ended June 30, 2002 to be between $28,000,000 and $30,000,000, with a pre-tax operating loss of between $11,500,000 and $12,500,000 prior to preferred stock charges of approximately $16,697,000 and excluding charges associated with the consolidation of administrative facilities from Corsicana, Texas estimated to be between $700,000 and $1,000,000. The preferred stock charges for the quarter include a non-cash dividend of approximately $16,566,000 and a cash dividend of approximately $131,000. During the quarter, investors converted $42,000,000 of preferred stock into common stock accelerating the recognition of imputed preferred stock dividends (i.e. non-cash dividends) that otherwise would have been recognized in subsequent periods. The Company previously provided guidance for the second quarter of approximately $40,000,000 to $50,000,000 in revenues with a pre-tax operating loss of approximately $5,000,000 to $10,000,000 prior to estimated preferred stock charges of $2,687,000 and excluding a one-time charge associated with the consolidation of administrative facilities from Corsicana, Texas estimated to be between $1,000,000 and $1,700,000.

        Midway Games expects results for the second quarter to be lower than previously expected due to the delay of products originally scheduled to ship during the quarter as well as lower-than-expected sales of games launched late in the quarter. The Company now expects Gravity Games Bike: Street. Vert. Dirt. for the Xbox, and the European releases of Red Card Soccer for the Xbox and Gauntlet: Dark Legacy for the GameCube, to ship during the quarter ending September 30, 2002. Several games released during the

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Midway Games Inc., 7/02/02	page 2

second quarter did not achieve the Company's expected sales levels due in part to the lack of reorders resulting from the late June release dates.

FULL-YEAR GUIDANCE

        For the year ending December 31, 2002, Midway Games now expects revenues between $295,000,000 and $310,000,000 and a pre-tax operating profit of between $25,000,000 and $33,000,000, excluding one-time charges associated with the consolidation of administrative facilities from Corsicana, Texas estimated to be between $2,300,000 and $3,000,000 for the year, and prior to estimated preferred stock charges of approximately $19,789,000. The estimated preferred stock charges for the year include a non-cash dividend of approximately $18,861,000 and a cash dividend of approximately $928,000. During the second quarter, investors converted $42,000,000 of preferred stock into common stock accelerating the recognition of imputed preferred stock dividends (i.e. non-cash dividends) that otherwise would have been recognized in subsequent periods. The Company previously provided full-year 2002 guidance of approximately $330,000,000 to $340,000,000 in revenues with a pre-tax operating profit of between $49,000,000 and $54,000,000, excluding one-time charges associated with the consolidation of administrative facilities from Corsicana, Texas estimated to be between $2,300,000 and $3,000,000 for the year, and prior to estimated preferred stock charges of approximately $11,100,000.

        The Company expects results for the full-year 2002 to be lower than previously forecasted due to the lower-than-expected second quarter results as well as to revisions in the Company's product release schedule for the second half of 2002. Midway now expects to ship Mortal Kombat: Deadly Alliance during the first half of the quarter ending December 31, 2002. Mortal Kombat: Deadly Alliance was previously scheduled to ship September 22, 2002. The Company has also cancelled production of Gravity Games Bike: Street. Vert. Dirt. for the GameCube, previously scheduled to release in the third quarter of 2002.

ORGANIZATIONAL CHANGES

        Midway also announced today that the Company intends to recruit a Chief Operating Officer to support the successful execution of the Company's operating plans. Neil D. Nicastro, Chairman and Chief Executive Officer of Midway Games Inc., commented, "With over 100 new products in development for release over the next two years, adding a Chief Operating Officer to our senior management team is not

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Midway Games Inc., 7/02/02	page 3

only a key step to improving our near-term execution but is also a longer-term necessity to effectively grow our business."

CONFERENCE CALL

        Midway Games Inc. will host a conference call open to the general public at 5:30 p.m. EDT today, Tuesday, July 2, 2002. The conference call number is 212/346-0496 or 415/537-1827; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Following its completion, an audio replay of the call can be accessed until 7:30 p.m. EDT on July 4, 2002, by dialing 800/633-8284, passcode 20734618. Additionally, following its completion, interested parties may access a webcast replay of today's call for 30 days at www.midway.com (select "investors") or through CCBN's individual investor center at www.companyboardroom.com.

        The Company will provide final second quarter financial results after the market close on July 31, 2002.

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in the Company's current Transition Report on Form 10-K and the other filings made by the Company with the Securities and Exchange Commission.

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  EXHIBIT 99.1